Exhibit (2)(a)

AGREEMENT AND PLAN OF MERGER

by and among

SYNOPSYS, INC.

FERRITE ACQUISITION CORP.

and

INSILICON CORPORATION

Dated as of July 23, 2002

ARTICLE I THE OFFER		2
1.1	The Offer	2
1.2	Company Actions	4
1.3	Company Boards of Directors and Committees; Section 14(f) of Exchange Act	6

ARTICLE II THE MERGER		7
2.1	The Merger	7
2.2	The Effective Time	7
2.3	The Closing	7
2.4	Effect of the Merger	7
2.5	Certificate of Incorporation and Bylaws	7
2.6	Directors and Officers	8
2.7	Effect on Capital Stock	8
2.8	Exchange of Certificates	9
2.9	No Further Ownership Rights in Company Common Stock	10
2.10	Lost, Stolen or Destroyed Certificates	11
2.11	Taking of Necessary Action; Further Action	11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY		11
3.1	Organization and Qualification; Subsidiaries	11
3.2	Certificate of Incorporation and Bylaws	12
3.3	Capitalization	12
3.4	Authority Relative to this Agreement	13
3.5	No Conflict; Required Filings and Consents	13
3.6	Compliance with Laws; Permits	14
3.7	SEC Filings; Financial Statements	14
3.8	No Undisclosed Liabilities	15
3.9	Absence of Certain Changes or Events	15
3.10	Absence of Litigation	16
3.11	Employee Matters and Benefit Plans	16
3.12	Proxy Statement	19
3.13	Restrictions on Business Activities	19
3.14	Title to Property	19
3.15	Tax Matters	20
3.16	Brokers	21
3.17	Intellectual Property Matters	22
3.18	Contracts	24
3.19	Sufficiency of Assets	26
3.20	Insurance	26
3.21	Related Party Transactions	26
3.22	Opinion of Special Committee Financial Advisor	26
3.23	State Anti-Takeover Statutes	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		26
4.1	Organization and Qualification; Subsidiaries	26
4.2	Certificate of Incorporation and Bylaws	27
4.3	Authority Relative to this Agreement	27
4.4	No Conflict; Required Filings and Consents	27
4.5	Funds	28
4.6	Proxy Statement	28
4.7	Interested Stockholder	28

-i-

ARTICLE V INTERIM CONDUCT OF BUSINESS		28
5.1	Affirmative Obligations of the Company	28
5.2	Negative Obligations of the Company	28

ARTICLE VI ADDITIONAL AGREEMENTS		31
6.1	No Solicitation	31
6.2	Company Stockholders’ Meeting; Short-Form Merger	33
6.3	Proxy Statement; Recommendation of the Company Board	33
6.4	Withdrawal of Recommendation by Company Board	34
6.5	Confidentiality	35
6.6	Access	35
6.7	Public Disclosure	35
6.8	Commercially Reasonable Efforts	35
6.9	Notification	36
6.10	Third Party Consents	36
6.11	Company Options; Company ESPP	36
6.12	Employee Matters	37
6.13	Directors’ and Officers’ Indemnification	38
6.14	Regulatory Filings	39
6.15	Company Exchangeable Preferred Stock	39
6.16	FIRPTA Certificate	39
6.17	Prohibition on Acquiring Shares	39
6.18	Obligations of Merger Sub	39

ARTICLE VII CONDITIONS TO THE MERGER		40
7.1	Conditions	40

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		40
8.1	Termination Prior to Appointment Time	40
8.2	Termination Before or After Appointment Time and Prior to Effective Time	42
8.3	Notice of Termination; Effect of Termination	42
8.4	Fees and Expenses	42
8.5	Amendment	43
8.6	Extension; Waiver	43

ARTICLE IX DEFINITIONS; INTERPRETATIONS		43
9.1	Certain Definitions	43
9.2	Certain Interpretations	46

ARTICLE X GENERAL PROVISIONS		46
10.1	Non-Survival of Representations and Warranties	46
10.2	Notices	46
10.3	Counterparts	47
10.4	Entire Agreement	48
10.5	Third Party Beneficiaries	48
10.6	Severability	48
10.7	Other Remedies; Specific Performance	48
10.8	Governing Law	48
10.9	Rules of Construction	48
10.10	Assignment	48
10.11	WAIVER OF JURY TRIAL	48

CONDITIONS TO THE OFFER		50

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INDEX OF ANNEXES

Annex A	Conditions to the Offer

INDEX OF EXHIBITS

Exhibit A –	Form of Tender and Voting Agreement for Directors and Executive Officers

Exhibit B –	Form of Tender and Voting Agreement for Phoenix Technologies Ltd.

Exhibit C –	Form of Termination and Amendment of Intercompany Agreements Agreement

INDEX OF DEFINED TERMS

Term	Section Reference
Acquisition Proposal	6.1(c)
Acquisition Transaction	6.1(c)
Affiliate	3.11(a)
Agreement	Preamble
Appointment Time	1.3(a)
Approvals	9.1
Canadian Exchange Transaction	Recitals
Certificate(s)	2.8(c)
Certificate of Merger	2.2
Closing	2.3
Closing Date	2.3
COBRA	9.1
Code	9.1
Company	Preamble
Company Board	9.1
Company Capital Stock	9.1
Company Common Stock	9.1
Company Charter Documents	3.2
Company Contract(s)	3.18(b)
Company Disclosure Schedule	Article III Preamble
Company Employee Plan	3.11(a)
Company ESPP	9.1
Company Exchangeable Preferred Stock	9.1
Company Indemnified Parties	6.13(a)
Company Intellectual Property	3.17(a)
Company Options	9.1
Company Option Plans	9.1
Company Permits	3.6(d)
Company Preferred Stock	9.1
Company Product	3.17(c)
Company Registered Intellectual Property	3.17(a)
Company SEC Reports	3.7(a)
Company Securityholders	1.1(f)
Company Shares	Recitals
Company Stockholders’ Meeting	6.2(a)

-iii-

Term	Section Reference
Confidentiality Agreement	6.5
Continuing Director(s)	1.3(a)
Continuing Employees	6.12(b)
Contract	9.1
Covered Persons	6.13(b)
Delaware Law	9.1
Delaware Secretary of State	2.2
DGCL	9.1
Dissenting Company Shares	2.7(c)
DOJ	9.1
DOL	9.1
Domain Names	3.17(a)
Effective Time	2.2
Employee	3.11(a)
Employment Agreement	3.11(a)
Environmental Laws	3.6(a)
ERISA	9.1
Exchange Act	9.1
Exchange Fund	2.8(b)
Exchange Ratio	6.11(a)
Extended Termination Date	8.1(b)
FMLA	9.1
FTC	9.1
GAAP	9.1
Governmental Entity	9.1
Hazardous Material	3.6(a)
HSR Act	9.1
Initial Termination Date	8.1(b)
Insurance Policies	3.20
Intellectual Property	3.17(a)
International Employee Plan	3.11(a)
In-the-Money Company Option	6.11(a)
IRS	9.1
knowledge	9.1
Leases	3.14(b)
Leased Real Property	3.14(c)
Legal Requirements	9.1
Liens	9.1
Material Adverse Effect	9.1
Merger	2.1
Merger Consideration	2.7(a)
Merger Sub	Preamble
Merger Sub Charter Documents	4.2
Minimum Condition	1.1(a)
Multiemployer Plan	3.11(a)
Nasdaq	9.1
Offer	Recitals
Offer Documents	1.1(f)
Offer Price	Recitals
Offer to Purchase	1.1(f)
Out-of-the-Money Company Option	6.11(b)

-iv-

Term	Section Reference
Parent	Preamble
Parent Charter Documents	4.2
Parent Common Stock	9.1
Patents	3.17(a)
Payment Agent	2.8(a)
Pension Plan	3.11(a)
Person	9.1
Phoenix Technologies	Recitals
Proxy Statement	6.3(a)
PTO	9.1
Recommendations	8.1(d)
Registered Intellectual Property	3.17(a)
Requisite Stockholder Approval	3.4
Returns	3.15(a)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(f)
SEC	9.1
Securities Act	9.1
Special Committee	9.1
Special Committee Financial Advisor	3.22
Superior Proposal	6.1(c)
Surviving Corporation	2.1
Tax	9.1
Tender and Voting Agreement(s)	Recitals
Termination and Amendment Agreement	Recitals
Termination Fee Amount	8.4(b)
Triggering Event	8.1(d)
URLs	3.17(a)
401(k) Termination Date	6.12(a)

-v-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 23, 2002 by and among Synopsys, Inc., a Delaware corporation (“Parent”), Ferrite Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and inSilicon Corporation, a Delaware corporation (the “Company”). Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article IX hereof.

RECITALS

A.    It is proposed that Merger Sub shall, as promptly as practicable, commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Company Common Stock, at a price of Four Dollars and Five Cents ($4.05) per Company Share, net to the holder thereof in cash (such amount, or any different amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

B.    It is also proposed that, following the execution and delivery of this Agreement, all necessary action will be taken as a result of which, effective immediately prior to the Appointment Time, no shares of Company Exchangeable Preferred Stock will be issuable or outstanding (the “Canadian Exchange Transaction”).

C.    It is also proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company and each Company Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth herein.

D.    Each of the Boards of Directors of Parent and Merger Sub, as well as the Company Board (based upon a recommendation of the Special Committee), has (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of their respective stockholders, and (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

E.    Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the directors and executive officers of the Company, and the Company’s majority stockholder, Phoenix Technologies Ltd. (“Phoenix Technologies”), in their respective capacities as stockholders of the Company, have entered into Tender and Voting Agreements with Parent substantially in the form attached hereto as Exhibit A and Exhibit B, respectively (each, a “Tender and Voting Agreement” and collectively, the “Tender and Voting Agreements”).

F.    Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company’s majority stockholder has entered into a Termination and Amendment of Intercompany Agreements Agreement with Parent, in the form attached hereto as Exhibit C (the “Termination and Amendment Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

1.1    The Offer.

(a)    Terms of Offer; Conditions to Offer.    Provided that (i) this Agreement shall not have been terminated pursuant to Article VIII hereof, (ii) none of the events set forth in clauses (v)(d), (v)(f) or (v)(g) of Annex A hereto shall have occurred and be continuing, and (iii) a Triggering Event shall not have occurred, as promptly as practicable after the date hereof (but in no event more than ten (10) business days thereafter), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Company Shares at a price per Company Share, subject to the terms of Section 1.1(b) hereof, equal to the Offer Price. The obligation of Merger Sub to accept for payment and to pay for any Company Shares tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Company Shares tendered) shall be subject only to (i) the condition (the “Minimum Condition”) that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 1.1(c) hereof), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with the Company Shares then owned by Parent and Merger Sub (if any), represents at least a majority of all then outstanding Company Shares, calculated on a fully-diluted basis (including, without limitation, all shares of Company Common Stock issued or issuable upon the redemption of all outstanding shares of Company Exchangeable Preferred Stock and the exercise of all then outstanding Company Options, other than Company Options with an exercise price that is greater than the Offer Price), and (ii) the other conditions set forth in Annex A hereto. Parent and Merger Sub expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that (i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of Company Shares to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, (v) amends the conditions to the Offer set forth in Annex A hereto so as to broaden the scope of such conditions to the Offer, (vi) extends the Offer except as provided in Section 1.1(c) hereof, (vii) amends or waives the Minimum Condition, or (viii) makes any other change to any of the terms and conditions of the Offer that is adverse to the holders of Company Shares in the reasonable and good faith judgment of the Company. The conditions to the Offer set forth in Annex A hereto are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(b)    Adjustments to Offer Price.    The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock (other than the Canadian Exchange Transaction) occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Company Shares pursuant to the Offer.

(c)    Extension and Expiration of Offer.    Subject to the terms and conditions of the Offer and this Agreement, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) business days

(calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, or of the Nasdaq Stock Market, Inc., that is applicable to the Offer, and (ii) in the event that any of the conditions to the Offer set forth on Annex A hereto are not satisfied or waived as of any then scheduled expiration date of the Offer, Merger Sub shall extend the Offer for successive extension periods of not more than ten (10) business days each, until such time as either (A) all of the conditions to the Offer are satisfied or waived, or (B) this Agreement is terminated pursuant to the terms of Article VIII hereof; provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this Section 1.1(c), in no event shall Merger Sub be required to extend the Offer beyond the Initial Termination Date or the Extended Termination Date, as applicable; and provided further, that the foregoing clauses (i) and (ii) of this Section 1.1(c) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to the terms of Article VIII hereof.

(d)    Payment for Company Shares.    Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer, as promptly as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.1(c) hereof). The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction only for any applicable federal back-up withholding or other Taxes payable by such holder.

(e)    Subsequent Offering Period.    Merger Sub may (but shall not be required to), and the Offer Documents shall reserve the right to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three (3) nor more than twenty (20) business days immediately following the expiration of the Offer; provided, however, that in the event that more than eighty five percent (85%) of the then outstanding Company Shares have been validly tendered and not withdrawn pursuant to the Offer on the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.1(c) hereof), Merger Sub shall extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of ten (10) business days immediately following the applicable expiration date of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period, as promptly as practicable after any such Company Shares are tendered during such subsequent offering period. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer, as so extended by such subsequent offering period, shall be paid net to the holder thereof in cash, subject to reduction only for any applicable federal back-up withholding or other Taxes payable by such holder.

(f)    Schedule TO; Offer Documents.    As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an Offer to Purchase, or portions thereof (the “Offer to Purchase”), and forms of the letter of transmittal and summary advertisement, if any, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to all holders of Company Shares and (in compliance with applicable securities laws of the Province of Ontario, Canada) to all holders of Company Exchangeable Preferred Stock (collectively, the “Company Securityholders”). Subject to the provisions of Section 6.4 hereof, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board (based upon a unanimous recommendation of the Special Committee) set forth in Section 1.2(a) hereof. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent and Merger Sub for inclusion in the

Schedule TO or the Offer Documents. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other Legal Requirements. Parent and Merger Sub hereby agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. The Company hereby agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Securityholders, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

1.2    Company Actions.

(a)    Company Determinations, Approvals and Recommendations.    The Company hereby consents to the Offer and represents and warrants to Parent and Merger Sub that, at meeting duly called and held prior to the date hereof, the Company Board has, (based upon a unanimous recommendation of the Special Committee), upon the terms and subject to the conditions set forth herein, (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the holders of Company Shares (other than Phoenix Technologies, with respect to which no determination has been made), (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval constituted approval under Section 203 of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, as well as the Tender and Voting Agreements and the transactions contemplated thereby, are not and will not be subject to any restrictions under Section 203 of the DGCL, and (iv) resolved to recommend that the holders of Company Shares (other than Phoenix Technologies) accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and adopt this Agreement in accordance with the applicable provisions of Delaware Law; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of Section 6.4 hereof. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with Section 6.4 hereof, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b)    Schedule 14D-9.    The Company shall (i) file with the SEC, concurrently with the filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and (ii) cause the Schedule 14D-9 to be mailed to the Company Securityholders (in the case of holders of Company Exchangeable Preferred Stock, in compliance with applicable securities laws of the

Province of Ontario, Canada), together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). Subject to the provisions of Section 6.4 hereof, the Schedule 14D-9 shall include a description of the determinations, approvals and recommendations of the Company Board (based upon a unanimous recommendation of the Special Committee) set forth in Section 1.2(a) hereof. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other Legal Requirements. The Company hereby further agrees that the Schedule 14D-9, on the date first published, sent or given to the Company Securityholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub hereby agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide in writing to Parent, Merger Sub and their counsel any written comments the Company or its counsel may receive in writing from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(c)    Company Information.    In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent with such information, including, without limitation, a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares and shares of Company Exchangeable Preferred Stock, and lists of security positions of Company Shares and shares of Company Exchangeable Preferred Stock held in stock depositories (including, without limitation, updated lists of stockholders, mailing labels, listings or files of securities positions), and with such assistance, as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares and shares of Company Exchangeable Preferred Stock. Subject to any and all Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger and, (iii) if (A) this Agreement shall be terminated pursuant to Article VIII hereof and (B) Parent and Merger Sub shall withdraw the Offer or the Offer shall otherwise expire or terminate in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, deliver (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

(d)    Rights of First Refusal.    Solely in connection with the tender and purchase of Company Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Company Shares owned by, or issuable to, any Person, other than rights to repurchase unvested shares, if any, that may be held by Persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

1.3    Company Boards of Directors and Committees; Section 14(f) of Exchange Act.

(a)    Composition of Company Board.    Effective upon the initial acceptance for payment by Merger Sub of Company Shares pursuant to the Offer (the “Appointment Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.3(a)) and from time to time thereafter, subject to the penultimate sentence of this Section 1.3(a), Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3), and (y) a fraction, the numerator of which is the number of Company Shares held by Parent and Merger Sub (giving effect to the Company Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Company Shares. Promptly following a request by Parent, the Company shall take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including, without limitation, at the election of Parent, either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. From time to time after the Appointment Time, and subject to the penultimate sentence of this Section 1.3(a), the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board (other than the Special Committee), (ii) each board of directors of each Subsidiary of the Company, and (iii) each committee of each such board of directors of each Subsidiary of the Company, in each case to the fullest extent permitted by all applicable Legal Requirements. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company shall permit the members of the Special Committee (solely for purposes of this Section 1.3, each, a “Continuing Director” and together, the “Continuing Directors”) to remain (and shall take no action to prevent the members of the Special Committee from remaining) members of the Company Board (and shall continue as a special committee of the Company Board in accordance with resolutions adopted by the Company Board establishing it) at all times until the Effective Time. In furtherance of the foregoing, (i) in the event that a Continuing Director shall resign from the Company Board prior to the Effective Time, Parent, Merger Sub and the Company shall permit the remaining Continuing Director to appoint the resigning director’s successor, who shall thereafter be deemed to be a Continuing Director for all purposes of and under this Agreement, and (ii) in the event that both Continuing Directors shall contemporaneously resign from the Company Board prior to the Effective Time, the other directors of the Company then in office shall designate two (2) persons to fill such vacancies (provided, however, that such designees shall not be officers, employees or affiliates of Parent, Merger Sub or the Company), and such designees shall thereafter be deemed to be Continuing Directors for all purposes of and under this Agreement.

(b)    Section 14(f) of the Exchange Act.    The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 1.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent shall provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and affiliates, required by such Section 14(f) and Rule 14f-1.

(c)    Required Approvals of Continuing Directors.    Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a) hereof and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement,

(iii) waive any of the Company’s rights under this Agreement, or (iv) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger.

ARTICLE II

THE MERGER

2.1    The Merger.    At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

2.2    The Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger (or a certificate of ownership and merger, as applicable) in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3    The Closing.    The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII hereof (other than those conditions that by their terms are to be satisfied at the Closing), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

2.4    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5    Certificate of Incorporation and Bylaws.

(a)    Certificate of Incorporation.    At the Effective Time, subject to the provisions of Section 6.13 hereof, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “inSilicon Corporation.”

(b)    Bylaws.    At the Effective Time, subject to the provisions of Section 6.13 hereof, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.6    Directors and Officers.

(a)    Directors.    At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)    Officers.    At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7    Effect on Capital Stock.

(a)    Capital Stock.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)    Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise), and (ii) shares of Company Common Stock owned by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their dissenters’ rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10 hereof).

(ii)    Owned Company Common Stock.    Each share of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii)    Capital Stock of Merger Sub.    Each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)    Adjustment to Merger Consideration.    The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c)    Statutory Rights of Appraisal.

(i)    Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8 hereof.

(ii)    The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

(d)    Company Options; Company ESPP.    At the Effective Time, (i) each Company Option then outstanding under any of the Company Option Plans shall be treated in accordance with the provisions of Section 6.11 hereof, and (ii) each purchase right then outstanding under the Company ESPP shall be treated in accordance with the provisions of Section 6.11 hereof.

2.8    Exchange of Certificates.

(a)    Payment Agent.    Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b)    Exchange Fund.    Promptly following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration, and (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock then owned Parent, Merger Sub, the Company, or any direct or indirect, wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time (whether pursuant to the Offer or otherwise)) (such cash amount being referred to herein as the “Exchange Fund”).

(c)    Payment Procedures.    Promptly following the Effective Time (but in no event more than ten (10) business days thereafter), Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II, and the Certificates so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II.

(d)    Transfers of Ownership.    In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other taxes have been paid or are otherwise not payable.

(e)    Required Withholding.    Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent shall provide, or cause the Payment Agent to provide, to the holders of such shares of Company Common Stock written notice of the amounts so deducted or withheld.

(f)    No Liability.    Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)    Distribution of Exchange Fund to Parent.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates evidencing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock evidenced by such Certificates solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9    No Further Ownership Rights in Company Common Stock.    From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8 hereof. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions and other information as are set forth in writing in a disclosure letter delivered by the Company to Parent and Merger Sub, dated as of the date hereof (the “Company Disclosure Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of the Company set forth in the respective Sections of this Agreement corresponding by number to respective Sections of the Company Disclosure Schedule in which such disclosure appears, as follows:

3.1    Organization and Qualification; Subsidiaries.

(a)    Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Section 3.1(b) of the Company Disclosure Schedule contains a complete and accurate list of each of the Company’s Subsidiaries, the jurisdiction of incorporation of each such Subsidiary, and the Company’s equity interest therein. Neither the Company nor any of its Subsidiaries has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person.

(c)    The Company and each of its Subsidiaries is qualified or licensed to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification or license and where the failure to so qualify would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.2    Certificate of Incorporation and Bylaws.    The Company has previously delivered to Parent a complete and accurate copy of its Certificate of Incorporation and Bylaws as amended to date (together, the “Company Charter Documents”). The Company Charter Documents and equivalent organizational documents of each of its Subsidiaries are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and no Subsidiary of the Company is in violation of its equivalent organizational documents, except in each case where the violation of any such equivalent organizational documents of a Subsidiary of the Company could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.3    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 100,000,000 shares of the Company Common Stock, par value $0.001 per share, and (ii) 15,000,000 shares of Preferred Stock, par value $0.001 per share. As of July 19, 2002, (i) 15,196,923 shares of the Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of the Company Capital Stock were held by any Subsidiaries of the Company, (iv) 229,843 shares of the Company Common Stock were reserved and available for future issuance under the Company ESPP, (v) 4,142,957 shares of Company Common Stock were reserved and available for issuance upon the exercise of outstanding Company Options, (vi) 686,832 shares of Company Common Stock were reserved and available for issuance upon the redemption of (A) all then outstanding shares of Company Exchangeable Preferred Stock, and (B) all shares of Company Exchangeable Preferred Stock issuable pursuant to the Contract set forth in Section 3.3(a) of the Company Disclosure Schedule, and (vii) 57,500 shares of Company Exchangeable Preferred Stock were reserved and available for issuance pursuant to the Contract set forth in Section 3.3(a) of the Company Disclosure Schedule. Other than as set forth in this Section 3.3(a), as of the date hereof, the Company has no other securities authorized, reserved for issuance, issued or outstanding. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock. All outstanding shares of Company Capital Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

(b)    Section 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date hereof: (i) the name and address of the optionee; (ii) the number of shares of the Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule, including the vesting commencement date; (vi) the date on which such Company Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The Company has delivered to Parent a complete and accurate copy of all stock option plans pursuant to which the Company has granted Company Options that are currently outstanding and the form of all stock option agreements evidencing such Company Options.

(c)    Except for (i) securities the Company owns free and clear of all Liens (other than Liens for Taxes not yet due and payable) directly or indirectly through one or more Subsidiaries, (ii) shares of capital stock or other similar ownership interests of Subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such Subsidiaries (which shares or other interests do not materially affect the Company’s control of such Subsidiaries), and (iii) shares of Company Exchangeable Preferred Stock, as of the date hereof, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of the Company, or any security convertible into, or exercisable or exchangeable for, such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(a) hereof, as of the date hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right or other Contract. Except as contemplated by this Agreement, there are no registration rights and there is, except for the Tender and Voting Agreements, no voting trust, proxy, rights plan, anti-takeover plan or other Contract currently in effect to which the Company or any of its Subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

3.4    Authority Relative to this Agreement.    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of the Company of the Merger (if required), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the adoption of this Agreement by holders of a majority of the outstanding shares of the Company Common Stock in accordance with Delaware Law and the Company Charter Documents, if required (the “Requisite Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) subject to obtaining the Requisite Stockholder Approval (if required) and compliance with the requirements set forth in Section 3.5(b) hereof, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, state securities laws, the pre-merger notification requirements of the HSR Act and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of the Nasdaq, and the filing and recordation of the Certificate of Merger as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or, after the Effective Time, Parent, or (B) would not prevent consummation of the Offer or the Merger or otherwise substantially impair the parties hereto from performing their respective obligations hereunder.

3.6    Compliance with Laws; Permits.

(a)    Definitions.    For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(i)    “Hazardous Material” means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

(ii)    “Environmental Laws” means all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any governmental authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes and codes of other Governmental Entities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

(b)    Compliance with Laws.     Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule (including, without limitation, any Environmental Laws), regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, nor has any Governmental Entity indicated to the Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries.

(c)    Hazardous Material.    The Company has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by the Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to the Company. No Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by the Company, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time by the Company, so as to give rise to any liability to, or clean-up obligation of the Company or any of its Subsidiaries under, any Environmental Laws.

(d)    Environmental Permits.    The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals, clearances, consents and other authorizations from Governmental Entities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”). The Company and its Subsidiaries have been and are in compliance in all material respects with the terms of the Company Permits and any conditions placed thereon.

3.7    SEC Filings; Financial Statements.

(a)    The Company has made available to Parent (including through the SEC EDGAR system) a complete and accurate copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 13, 2000 (the “Company SEC Reports”), which are all the forms, reports and documents required to be filed by the Company with the SEC since such time. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any reports or other documents with the SEC.

(b)    Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act), and each fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

(c)    The Company has delivered to Parent a complete and accurate copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

3.8    No Undisclosed Liabilities.    Neither the Company nor any of its Subsidiaries has any liabilities (whether absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP that are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole, except (i) liabilities provided for in the Company’s balance sheet as of March 31, 2002 set forth in the Company SEC Reports (or in the notes thereto), or (ii) liabilities incurred since March 31, 2002 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

3.9    Absence of Certain Changes or Events.    Since January 1, 2002, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the capital stock of the Company or any of its Subsidiaries, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except for (A) repurchases or the redemption of Company Exchangeable Preferred Stock and (B) repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase Contracts, (iii) any split, combination or reclassification of any of the capital stock of the Company or any of its Subsidiaries, (iv) (A) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for increases of cash compensation and option grants made in the ordinary course of business consistent with past practice or as required under existing Contracts, (B) any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice or as required under existing Contracts, or (C) any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any other currently effective Contract the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) any entry by the Company or any of its Subsidiaries into any licensing or other Contracts with regard to the acquisition or disposition of any Intellectual Property, other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing Contract filed or required to be filed by the Company with the SEC, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or applicable law, or (vii) any revaluation by the Company of any of its assets (including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable in an amount greater than Fifty Thousand Dollars ($50,000) in the aggregate) or any sale of assets of the Company other than in the ordinary course of business consistent with past practice.

3.10    Absence of Litigation.    There are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened (or, to the knowledge of the Company, any governmental or regulatory investigation pending or threatened) against the Company or any of its Subsidiaries or involving any properties or rights of the Company or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

3.11    Employee Matters and Benefit Plans.

(a)    Definitions.    With the exception of the definition of “Affiliate” set forth in Section 3.11(a)(i) hereof (which definition shall apply only to this Section 3.11), for all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:

(i)    “Affiliate” means any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(ii)    “Company Employee Plan” means any plan, program, policy, practice or any Contract providing for compensation, severance, retention, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

(iii)    “Employee” means any current or former or retired employee, consultant or director of the Company or any Affiliate.

(iv)    “Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other Contract between the Company (or any Affiliate) and any Employee as to which the Company (or any Affiliate) has or may have any liability or other obligation, excluding any such Contract under which the obligations of the Company are less than Five Thousand Dollars ($5,000) in the aggregate.

(v)    “International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

(vi)    “Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(vii)    “Pension Plan” means each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)    Schedule.    Section 3.11(b) of the Company Disclosure Schedule contains an complete and accurate list of each Company Employee Plan. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan.

(c)    Documents.    The Company has provided to Parent (upon request) a complete and accurate copy of: (i) all documents setting forth the terms of each Company Employee Plan, International Employee Plan, and each Employment Agreement (including, without limitation, all amendments thereto and all related trust documents), administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of the Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters received by the Company and relating to the Company Employee Plans, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written communications by the Company material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law) with respect to current or former employees eligible for COBRA benefits as of the date hereof; (x) the two (2) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d)    Employee Plan Compliance.    (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan or any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses and routine claims for benefits); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e)    Pension Plan.    Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(f)    Collectively Bargained, Multiemployer and Multiple Employer Plans.    At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g)    No Post-Employment Obligations.    No Company Employee Plan provides, or reflects or represents any liability (except at no cost to the Company or any Affiliate) to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

(h)    Health Care Compliance.    Neither the Company nor any Affiliate has, or prior to the expiration date of the Offer and the Effective Time will have, violated in any material respect any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(i)    Effect of Transaction.

(i)    Except as expressly required or provided by this Agreement or as required by applicable law, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii)    No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(j)    Employment Matters.    The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(k)    Labor.    No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(l)    International Employee Plan.    Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all Legal Requirements that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the expiration date of the Offer and the Effective Time, will not be offset by insurance or fully accrued. Except as required by applicable law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

3.12    Proxy Statement.    None of the information supplied or to be supplied by the Company for inclusion in the Proxy Statement (if required) will, at the date or dates mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained or incorporated by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

3.13    Restrictions on Business Activities.    There is no Contract, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or to which the Company or any of its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

3.14    Title to Property.

(a)    Neither the Company nor any of its Subsidiaries owns any real property. The Company and each of its Subsidiaries have good and defensible title to all of the material properties and assets purported to be owned by the Company or any of its Subsidiaries, free and clear of all Liens other than Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby.

(b)    All leases or other similar Contracts (the “Leases”) pursuant to which the Company or any of its Subsidiaries lease from other Persons, or have otherwise acquired the right to use, material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such Lease, any existing default or event of default of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (or any event which with notice or lapse of time, or both, would constitute a default and in respect of which the Company or Subsidiary has not taken adequate steps to prevent such default from occurring).

(c)    Section 3.14 of the Company Disclosure Schedule contains a complete and accurate list of all real property leased or otherwise occupied by the Company as of the date hereof (the “Leased Real Property”), the name of the landlord, the date of the Lease and each amendment thereto, and, with respect to each such Lease, the approximate square footage of the premises leased thereunder (as set forth in such Lease, if applicable) and the aggregate annual rental payable thereunder. The Company has provided to Parent a complete and accurate copy of each such Lease. No term or condition of any such Lease has been modified, amended or waived except as shown in such copies. Each such Lease constitutes the entire agreement of the landlord and the tenant thereunder. There are no other Contracts in effect as of the date hereof relating to the Company’s use or occupancy of any of the premises leased under such Leases. The Company has not transferred or assigned any interest in any such Lease, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises leased thereunder to any other Person. As of the date of this Agreement, to the knowledge of the Company, the landlord under each such Lease has complied with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including, without limitation, the timely completion of construction of the leased premises in a good and workmanlike manner and otherwise in accordance with the Leases.

(d)    The Company has not received any notice from any insurance company of any currently uncured defects or inadequacies in any Leased Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such property or the premiums for the insurance thereof. No written notice has been given to the Company by any insurance company which has issued a policy with respect to any portion of any Leased Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made. To the knowledge of the Company, there exist no structural, soil or other conditions with respect to any Leased Real Property that would reasonably be expected to result in a material increase in the probability of material damage to any such property as a result of earthquake or other seismic activity, or otherwise cause the Company or any of its Subsidiaries to incur any material costs or expenses under any such Lease.

(e)    No law, ordinance, regulation or restriction is, or as of the expiration date of the Offer or the Effective Time will be, violated by the continued occupancy, maintenance, operation or use of the Leased Real Property in their present manner. To the knowledge of the Company, there are no Legal Requirements now in existence or under active consideration by any Governmental Entity which could require the tenant of any Leased Real Property to make any expenditure in excess of Fifty Thousand Dollars ($50,000) to modify or improve such property to bring it into compliance therewith.

(f)    There is no pending or, to the knowledge of the Company, threatened condemnation or similar proceeding affecting any leased property or any portion thereof, and the Company has no knowledge that any such action is currently contemplated. There are no legal actions, suits or other legal or administrative proceedings pending or threatened against the Company, or, to the knowledge of the Company, against third parties affecting any leased property, and the Company is not aware of any facts which might result in any such action, suit or proceeding. All the plants, structures and equipment of the Company and its Subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

3.15 Tax	Matters.

(a)    The Company and each of its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, forms, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company and each of its Subsidiaries with any Tax authority. The Company and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

(b)    The Company and each of its Subsidiaries as of the Effective Time will have withheld with respect to its employees or other persons all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(c)    Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax.

(d)    No audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e)    No adjustment relating to any Returns filed or required to be filed by the Company or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(f)    Neither the Company nor any of its Subsidiaries has any liability for any material unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Company balance sheet dated March 31, 2002, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since March 31, 2002 in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course. There are no Liens with respect to Taxes on any of the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable.

(g)    There is no Contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, including, without limitation, to the provisions of this Agreement, that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(h)    Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

(i)    Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any tax sharing, tax indemnity or tax allocation Contract in effect as of the date hereof.

(j)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement, or (y) in a distribution that would reasonably be expected to otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(k)    The Company and each of its Subsidiaries are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction Contract or order.

(l)    Neither the Company’s nor any of its Subsidiaries’ net operating losses, capital loss carryforwards, tax credits or other tax attributes are presently subject to limitation under Sections 382, 383, or 384 of the Code or the federal consolidated return regulations, or any comparable provisions of state law (other than limitations imposed as a result of the transactions contemplated hereby), or are otherwise unavailable to carry forward.

3.16    Brokers.    The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any of the transaction contemplated hereby, including the Offer and the Merger.

3.17    Intellectual Property Matters.

(a)    For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(i)    “Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) proprietary inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, (ix) works of authorship (including, without limitation, computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(ii)    “Company Intellectual Property” means any Intellectual Property that is owned by the Company or one of its Subsidiaries, or exclusively licensed to the Company or one of its Subsidiaries.

(iii)    “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Government Entity.

(iv)    “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(b)    Section 3.17(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company Registered Intellectual Property as of the date hereof, and specifies, where applicable, the jurisdictions in which each such item of the Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court or tribunal (including, without limitation, the PTO or equivalent authority anywhere in the world) related to the registration of, application for registration of, or maintenance regarding, any of the Company Registered Intellectual Property.

(c)    No Company Intellectual Property or product or service offering of the Company or any of its Subsidiaries being marketed, sold, licensed or developed by the Company or any of its Subsidiaries (a “Company Product”) is subject to any outstanding decree, order, judgment, Contract or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or any outstanding proceeding which would reasonably be expected to affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(d)    Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(e)    The Company owns and has good and exclusive title to, each material item of Company Intellectual Property owned by it, free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted to customers in the ordinary course of business consistent with past practice). Without limiting the generality of the foregoing, (i) the Company or one of its Subsidiaries is the exclusive owner of, or has the right to us, all trademarks and trade names used in connection with the operation or conduct of the business of the Company and its Subsidiaries as currently conducted, including the sale, distribution or provision of any Company Products by the Company or any of its Subsidiaries, (ii) the Company or one of its Subsidiaries owns exclusively, and has good title to, all copyrighted works that are the Company Products or which the Company or any of its Subsidiaries otherwise purports to own, (iii) to the extent that any Patents would be infringed by the use, development, manufacture, distribution, reproduction, marketing or sale of the Company Products, the Company or one of its Subsidiaries is the exclusive owner of such Patents, and (iv) as between the Company and its Subsidiaries, on the one hand, and Phoenix Technologies, on the other hand, the Company and its Subsidiaries own all Intellectual Property that is used in, necessary for, or that would be infringed by the Company’s and its Subsidiaries’ conduct of their business as currently conducted and as reasonably contemplated to be conducted by the Company and its Subsidiaries, including, without limitation, the use, sale, license, distribution or exploitation of Company Products.

(f)    To the extent that any Intellectual Property incorporated in the Company Products or used in or necessary for the development or production of the Company Products has been developed or created independently or jointly by a third party for the Company or any of its Subsidiaries, the Company has a written Contract with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted by the Company and its Subsidiaries) to all such third party’s Intellectual Property rights in such Intellectual Property by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(g)    Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material to the Company Intellectual Property, to any third party, or knowingly permitted the Company’s rights in such material Company Intellectual Property to lapse or enter the public domain. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries is or was a member or promoter of, or a contributor to, any industry standards body or organization that would require or obligate the Company or any of its Subsidiaries to offer to any third party any license under any Intellectual Property that is or was Company Intellectual Property.

(h)    Section 3.17(h) of the Company Disclosure Schedule contains a complete and accurate list of all material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof (i) with respect to the Company Intellectual Property licensed or transferred to any third party (other than non-exclusive licenses granted to customers in the ordinary course consistent with past practice), or (ii) pursuant to which a third party has licensed or transferred to the Company any material Intellectual Property.

(i)    All material Contracts relating to either (i) the Company Intellectual Property or (ii) Intellectual Property of a third party licensed to the Company or any of its Subsidiaries, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such Contracts. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. From and after the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement (including, without limitation, the assignment to Parent or Merger Sub by operation of law or otherwise of any Contracts to which the Company is a party) will result in (i) either Parent’s or Merger Sub’s granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either Parent’s or Merger Sub’s being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) either Parent’s or Merger Sub’s being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively prior to the expiration date of the Offer and the Closing Date, respectively.

(j)    To the knowledge of the Company, the operation of the business of the Company and its Subsidiaries as such business currently is conducted and reasonably contemplated to be conducted by the Company and its Subsidiaries (including, without limitation, (i) the Company’s and its Subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the Company Products, and (ii) the Company’s and its Subsidiaries’ use of any product, device or process that is material to the business of the Company or any of its Subsidiaries) has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(k)    Neither the Company nor any of its Subsidiaries has received written notice from any third party that the operation of the business of the Company or any of its Subsidiaries or any act, product or service of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(l)    To the knowledge of the Company, no Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property.

(m)    The Company and each of its Subsidiaries has taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in the Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries, and, without limiting the generality of the foregoing, each of the Company and its Subsidiaries has and uses its best efforts to enforce a policy requiring each employee and contractor who makes a contribution to any Intellectual Property of the Company or any of its Subsidiaries to execute a proprietary information/confidentiality agreement substantially in one of the forms provided to Parent and all current and former employees and contractors of the Company and any of its Subsidiaries who made a contribution to any Intellectual Property of the Company or any of its Subsidiaries have executed such an agreement.

(n)    The Company and each of its Subsidiaries has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are used in the operation of the Company’s and its Subsidiaries’ businesses or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product. Without limiting the generality of the foregoing, no open source or public library software (including, without limitation, any version of any software licensed pursuant to any GNU or other public license) was used in the development or modification of any software that is or was Company Intellectual Property or is incorporated into any Company Product.

3.18    Contracts.

(a)    Neither the Company nor any of its Subsidiaries is a party to or is bound by any of the following Contracts that remain in effect as of the date hereof:

(i)    any employment or consulting Contract with any director, officer, employee, other than (A) “at-will” offer letters delivered in the ordinary course of business, and (B) those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company;

(ii)    any Contract (including any stock option Contract) or plan (including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (including the Offer and the Merger) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)    any Contract that provides for indemnification of any director, officer, employee or agent, or any guaranty, other than Contracts entered into in the ordinary course of business;

(iv)    any Contract containing any covenant limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(v)    any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any Person other than the Company’s Subsidiaries;

(vi)    any dealer, distributor or sales representative (in-bound or out-bound), marketing or development Contract, or any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries;

(vii)    any Contract to license any third party to manufacture or reproduce any Company product, service or technology (including, without limitation, any ASIC or ADG agreements), or any Contract to sell or distribute any Company products, service or technology except Contracts with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

(viii)    any Contracts to provide source code to any third party for any product or technology that is material to the Company and its Subsidiaries taken as a whole;

(ix)    any Contracts relating to the borrowing of money or the extension of credit;

(x)    any settlement Contract under which the Company has ongoing obligations;

(xi)    any Contract with a customer of the Company involving payments in excess of One Hundred Thousand Dollars ($100,000) in the aggregate; or

(xii)    any Contract to which Phoenix Technologies or any of its Subsidiaries or other affiliates is a party.

(b)    Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party to a Company Contract, is in breach, violation or default under, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Schedule (any such Contract, a “Company Contract” and together, the “Company Contracts”) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). The Company has provided to Parent a complete and accurate copy of any Contracts the Company has with the Company’s top fifty (50) customers, based upon the cumulative revenues of the Company and its Subsidiaries for the trailing thirty (30) month period ended March 31, 2002.

3.19    Sufficiency of Assets.    The assets and properties that are owned by the Company constitute all of the assets and properties that are necessary to enable the Company to operate its assets and properties and carry on and conduct its business as it is being conducted on the date hereto.

3.20    Insurance.    The Company is insured under insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts customarily carried by similarly situated persons conducting businesses similar to those of the Company and its Subsidiaries. There is no material claim by the Company or any of its Subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

3.21    Related Party Transactions.    No director, officer or, to the knowledge of the Company, stockholders of the Company or any Subsidiary of the Company (nor any ancestor, sibling, descendent or spouse of any of such persons, or any Person in which any of such persons has or had a direct or indirect interest), has or had, directly or indirectly, (i) any interest in any Person that sells or furnishes (or sold or furnished in the past), any products, services or technology that the Company or any of its Subsidiaries currently sells or furnishes, sold or furnished in the past, or currently proposes to sell or furnish in the future, (ii) any interest in any Person that purchases from (or purchased in the past from), or sells or furnishes to (or sold or furnished in the past to), the Company or any of its Subsidiaries any goods, services or technology, or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party.

3.22    Opinion of Special Committee Financial Advisor.    The Special Committee has been advised by its financial advisor, with RBC Dain Rauscher Inc., a member company of RBC Capital Markets (the “Special Committee Financial Advisor”), that in such advisor’s opinion, as of the date of this Agreement, the Offer Price is fair to the holders of shares of the Company Common Stock (other than Phoenix Technologies, as to which the Special Committee Financial Advisor has not been requested to express, and has not expressed, an opinion) from a financial point of view, and a written copy of such opinion has been delivered to Parent.

3.23    State Anti-Takeover Statutes.    The Company Board has taken all necessary action such that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, as well as the Tender and Voting Agreements and the transactions contemplated thereby, are not and will not be subject to any restrictions under Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger, the Tender and Voting Agreements or the transactions contemplated hereby or thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1    Organization and Qualification; Subsidiaries.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to prevent Parent and Merger Sub from consummating the transactions contemplated hereby (including the Offer and the Merger) or otherwise prevent Parent or Merger Sub from performing their respective obligations hereunder. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not reasonably be expected, individually or in the aggregate, to prevent Parent and Merger Sub from consummating the transactions contemplated hereby (including the Offer and the Merger) or otherwise prevent Parent or Merger Sub from performing their respective obligations hereunder. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected, individually or in the aggregate, to prevent Parent and Merger Sub from consummating the transactions contemplated hereby (including the Offer and the Merger) or otherwise prevent Parent or Merger Sub from performing their respective obligations hereunder.

4.2    Certificate of Incorporation and Bylaws.    Parent has provided to the Company a complete and accurate copy of its Certificate of Incorporation and Bylaws as amended to date (together, the “Parent Charter Documents”), and a complete and accurate copy of the Certificate of Incorporation and Bylaw of Merger Sub (together, the “Merger Sub Charter Documents”). The Company Charter Documents and the Merger Sub Charter Documents are in full force and effect. Parent is not in violation of any of the provisions of the Company Charter Documents, and Merger Sub is not in violation of the Merger Sub Charter Documents.

4.3    Authority Relative to this Agreement.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

4.4    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Parent Charter Documents or the Merger Sub Charter Documents, (ii) subject to compliance with the requirements set forth in Section 4.4(b) hereof, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any material Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties are bound or affected, except to the extent that any such conflicts, violations, breaches, defaults, impairments or other effects would not reasonably be expected, individually or in the aggregate, to prevent Parent and Merger Sub from consummating the transactions contemplated hereby (including the Offer and the Merger) or otherwise prevent Parent or Merger Sub from performing their respective obligations hereunder.

(b)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, state securities laws, the pre-merger notification requirements of the HSR Act and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, to prevent Parent and Merger Sub from consummating the transactions contemplated hereby (including the Offer and the Merger) or otherwise prevent Parent or Merger Sub from performing their respective obligations hereunder.

4.5    Funds.    Parent has, or will have upon the expiration date of the Offer (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, the funds necessary to consummate the Offer and the Merger.

4.6    Proxy Statement.    None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement (if required) will, at the respective times that the Proxy Statement is filed with the SEC, first published, sent or given to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing, Parent or Merger Sub make no representation or warranty with respect to any information supplied by the Company that is contained or incorporated by reference in the Proxy Statement.

4.7    Interested Stockholder.    At no time during the three (3) years prior to the date of this Agreement has Parent, Merger Sub or any of their respective affiliates or associates been an “interested stockholder” of the Company within the meaning of, and as defined in, Section 203 of the DGCL.

ARTICLE V

INTERIM CONDUCT OF BUSINESS

5.1    Affirmative Obligations of the Company.    Except (a) as contemplated or permitted by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Schedule, or (c) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Appointment Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and taxes when due, in each case subject to good faith disputes over such debts or taxes, (iii) pay or perform all material obligations when due, and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; provided, however, that (1) the Company shall not be required to take any action pursuant to this Section 5.1 that would cause any representation or warranty of the Company set forth in this Agreement to be or become inaccurate, and (2) no failure by the Company to take any action otherwise required by this Section 5.1 shall be deemed to constitute a breach of, or inaccuracy in, any of the representations and warranties of the Company set forth in this Agreement if and to the extent that Parent shall consent to such failure in writing pursuant to this Section 5.1.

5.2    Negative Obligations of the Company.    Except (i) as contemplated or permitted by this Agreement (including the Canadian Exchange Transaction), (ii) as set forth in Section 5.2 of the Company Disclosure Schedule, or (iii) as approved in advance by Parent in writing, at all times during the period commencing with the execution an delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Appointment Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following (it being understood and hereby agreed that any action taken by the Company after the execution and delivery of this Agreement that is either (A) permitted by the terms of this Section 5.2, or (B) approved in advance by Parent in writing pursuant to this Section 5.2, shall not be deemed to constitute a breach of, or inaccuracy in, any of the representations and warranties of the Company set forth in this Agreement):

(a)    (i) waive any stock repurchase rights, accelerate, amend, (ii) change the period of exercisability of any Company Options or shares of restricted stock of the Company, (iii) reprice any Company Options, or (iv) authorize cash payments in exchange for any Company Options;

(b)    (i) grant any severance or termination pay or benefits, or payments or benefits triggered by a change of control or merger (including, without limitation, the Offer or the Merger) to any officer or employee, except pursuant to outstanding written Contracts or existing written policies previously disclosed in writing, delivered to or made available to Parent, (ii) adopt any new severance plan, or (iii) amend, modify or alter in any respect any severance plan or Contract existing on the date hereof relating to the employment of any employee;

(c)    (i) transfer or license to any Person, or otherwise extend, amend or modify, any rights to the Company Intellectual Property, or (ii) enter into grants to transfer or license to any Person future patent rights, other than, in the case of the foregoing clauses (i) and (ii) of this Section 5.2(c), for non-exclusive licenses granted to customers in the ordinary course of business containing discounts and terms that are consistent with past practice;

(d)    (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, (ii) split, combine or reclassify any capital stock, or (iii) issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for any capital stock;

(e)    purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, except for (i) repurchases of unvested shares at cost in connection with the termination of a contractual relationship in effect on the date hereof, or (ii) the redemption, retraction or purchase of Company Exchangeable Preferred Stock;

(f)    (i) issue, deliver, sell, authorize, pledge or otherwise encumber (or propose any of the foregoing with respect to) any shares of capital stock or other securities convertible into, or exercisable or exchangeable for, shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, shares of capital stock, or (ii) enter into other Contracts obligating it to issue any such shares of capital stock or securities convertible into, or exercisable or exchangeable for, such shares of capital stock, other than, in the case of the foregoing clauses (i) and (ii) of this Section 5.2(f), the issuance, delivery and/or sale of (A) shares of Company Common Stock pursuant to the exercise of Company Options outstanding on the date hereof, and (B) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof, (C) shares of Company Common Stock issuable upon the redemption, retraction or purchase of shares of Company Exchangeable Preferred Stock, and (D) the granting of Company Stock Options to newly-hired employees of the Company (other than directors, officers and other executive level employees) in the ordinary course of business consistent with past practice in an amount not to exceed Seventy Five Thousand (75,000) shares of Company Common Stock in the aggregate (in the event that the condition set forth in clause (i) of the first paragraph of Annex A hereto shall have been satisfied on or prior to the Initial Termination Date) or One Hundred Thousand (100,000) shares of Company Common Stock in the aggregate (in the event that the condition set forth in clause (i) of the first paragraph of Annex A hereto shall not have been satisfied on or prior to the Initial Termination Date); provided, however, that (1) none of such Company Stock Options, pursuant to their respective terms, will vest or be exercised prior to the one (1) year anniversary of the grant date thereof, (2) the recipients of each such Company Stock Option waives any and all rights to acceleration of the vesting of such Company Stock Options under the applicable Company Option Plan, and (3) the agreement pursuant to which each such Company Stock Option is granted does not provide for the acceleration of benefits or vesting thereunder under any circumstances;

(g)    cause, permit or propose any amendments to the Company Charter Documents (or in the case of any Subsidiaries of the Company, similar governing instruments of such Subsidiaries);

(h)    (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or (ii) otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances; provided, however, that the terms of this Section 5.2(h)(ii) shall not prohibit the Company from granting non-exclusive licenses to customers in the ordinary course of business containing discounts and terms that are consistent with past practice;

(i)    sell, lease, license, encumber or otherwise dispose of any properties or assets of the Company or any of its Subsidiaries, except (i) pursuant to non-exclusive licenses granted to end users and penultimate end users in the ordinary course of business containing discounts and terms that are consistent with past practice, and (ii) the sale, lease or other disposition of properties or assets that are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(j)    (i) enter into, modify, amend or terminate any existing lease or other Contract affecting the use, possession or operation of any Leased Real Property or any part thereof, (ii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Leased Real Property or any part thereof, (iii) convey, assign, sublease or otherwise transfer all or any portion of any Leased Real Property or any interest or rights therein, (iv) commit any waste or nuisance on any Leased Real Property, or (v) make any material changes in the construction or condition of any Leased Real Property;

(k)    (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, (iii) enter into any “keep well” or other Contract to maintain any financial statement condition, or (iv) enter into any arrangement having the economic effect of any of the foregoing, in each case other than (A) in connection with the financing of working capital consistent with past practice, or (B) borrowings under existing credit facilities not in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

(l)    (i) adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, (ii) enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), (iii) pay any bonus or remuneration to any director, officer or other employee, other than in the ordinary course of business consistent with past practice, or (iv) increase the salaries or wage rates or fringe benefits (including, without limitation, rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by applicable law or by any existing benefit plan, policy program or Contract;

(m)    (i) pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date hereof) or any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or other similar Contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(n)    except in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any material Contract or any Contract listed or described in Section 3.18(a)(iv) hereof to which the Company or any Subsidiary thereof is a party, or (ii) waive, or delay the exercise of, release or assign any material rights or claims thereunder;

(o)    except as required by GAAP or applicable law, revalue any of its assets or make any change in accounting methods, principles or practices;

(p)    incur or enter into any Contract requiring the Company or any of its Subsidiaries to pay in excess of Fifty Thousand Dollars ($50,000) in any individual case or Two Hundred Thousand Dollars ($200,000) in the aggregate;

(q)    (i) make any Tax election or change in accounting methods that is inconsistent with past practice, except for any change in accounting methods that is required by GAAP, (ii) settle or compromise any material Tax liability, or (iii) consent to any extension or waiver of any limitation period with respect to Taxes;

(r)    agree in writing or otherwise to take any of the actions described in Section 5.2(a) through Section 5.2(q) above, inclusive.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    No Solicitation.

(a)    General.    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Appointment Time, the Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective officers, directors, controlled affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person that has made an Acquisition Proposal, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any letter of intent or similar Contract contemplating or otherwise relating to an Acquisition Transaction; provided, however, that notwithstanding the foregoing, prior to the Appointment Time the Company Board and/or the Special Committee may, directly or indirectly through advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 6.1, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board reasonably concludes in good faith (based upon a recommendation of the Special Committee following consultation by the Special Committee with the Special Committee Financial Advisor) constitutes a Superior Proposal, and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which, in the aggregate, are no less favorable to the Company than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company, any of its Subsidiaries or any representative of the Company or its Subsidiaries shall have violated any of the terms of this Section 6.1 in connection with such Acquisition Proposal, (2) the Company Board reasonably concludes in good faith (based upon a recommendation of the Special Committee following consultation by the Special Committee with its outside legal counsel) that such action is required in order for the Company Board to comply with its fiduciary duties to the Company’s stockholders under Delaware Law, (3) at least two (2) business days prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent). The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.1 by any director, officer or employee of the Company or any of its Subsidiaries, or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company. The Company shall not enter into any letter of intent or similar document or any agreement (other than a confidentiality agreement as permitted by this Section 6.1) contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms pursuant to Article VIII hereof and the Company has paid all amounts due to Parent pursuant to Section 8.4 hereof, if any.

(b)    Notification.    In addition to the obligations of the Company set forth in Section 6.1(a) hereof, the Company shall, as promptly as practicable (and in any event within twenty four (24) hours), advise Parent orally and in writing of any request for information that the Company reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which the Company reasonably believes could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry. The Company shall keep Parent informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, the Company shall provide Parent with at least two (2) business days prior written notice of a meeting of the Company Board at which the Company Board is reasonably expected to recommend (based upon a recommendation of the Special Committee or otherwise) a Superior Proposal to the stockholders of the Company, and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

(c)    Definitions.    For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(i)    “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction.

(ii)    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition or purchase from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company (measured by the book value thereof); or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company.

(iii)    “Superior Proposal” means any Acquisition Proposal involving the acquisition of all of the outstanding voting securities of the Company (A) which, if any cash consideration is involved, is not subject to any financing contingencies, and (B) with respect to which the Company Board shall have reasonably determined in good faith (based upon a recommendation of the Special Committee following consultation by the Special Committee with the Special Committee Financial Advisor and the Special Committee’s outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction) that (x) the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed, and (y) that the proposed Acquisition Transaction would, if consummated in accordance with its terms, be more favorable to the holders of Company Shares, from a financial point of view, than the transactions contemplated by this Agreement, including the Offer and the Merger.

6.2    Company Stockholders’ Meeting; Short-Form Merger.

(a)    Company Stockholders’ Meeting.    If approval of the stockholders of the Company is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) as promptly as practicable following the Appointment Time for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Stockholders’ Meeting. Unless the Company Board shall have withheld, withdrawn, amended or modified its recommendation in accordance with the provisions of Section 6.4 hereof, the Company shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and shall take all other commercially reasonable action necessary or advisable to secure the Requisite Stockholder Vote at the Company Stockholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII hereof, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law whether or not the Company Board at any time subsequent to the date hereof shall determine that this Agreement is no longer advisable or recommends that the Company’s stockholders reject it. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 6.2 shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(b)    Voting Agreement.    Each of Parent and Merger Sub shall vote all Company Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with Delaware Law at the Company Stockholders’ Meeting or otherwise. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Merger Sub, in favor of the adoption of this Agreement in accordance with Delaware Law.

(c)    Short-Form Merger.    Notwithstanding the provisions of this Section 6.2 or Section 6.3 hereof, in the event that Parent, Merger Sub or any other Subsidiary of Parent, shall acquire at least ninety percent (90%) of the issued and outstanding Company Shares pursuant to the Offer or otherwise, each of Parent, Merger Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

6.3    Proxy Statement; Recommendation of the Company Board.

(a)    Proxy Statement.    If approval of the Company’s stockholders is required by Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, as soon as practicable following the Appointment Time, the Company and Parent shall jointly prepare, and the Company shall file with the SEC, a proxy statement for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Company Stockholders’ Meeting (the “Proxy Statement”). The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Legal Requirements, the Company shall use all commercially reasonable efforts to cause the Proxy Statement to be disseminated to the Company’s stockholders as promptly as practicable following the filing thereof with the SEC. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the Nasdaq.

(b)    Recommendation of Company Board.    Subject to the provisions of Section 6.4 hereof, the Proxy Statement shall include a description of the determinations and approvals and the recommendation of the Company Board (other than with respect to the Offer) set forth in Section 1.2(a) hereof; provided, however, that the Company Board shall submit to the Company’s stockholders this Agreement for their adoption in accordance with Delaware Law, whether or not at any time subsequent to the date hereof the Company Board (based upon a recommendation of the Special Committee or otherwise) shall determine that it can no longer make the recommendation (other than with respect to the Offer) set forth in Section 1.2(a) hereof to the Company’s stockholders in respect of this Agreement.

6.4    Withdrawal of Recommendation by Company Board.    Nothing in this Agreement shall prevent the Company Board (based upon a recommendation from the Special Committee) from (i) withholding, withdrawing, amending or modifying its recommendation that the holders of Company Shares accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer, and that the stockholders of the Company adopt this Agreement in accordance with Delaware Law, if (A) neither the Company nor any of its representatives shall have violated any of the provisions of Section 6.1 hereof and (B) the Company Board concludes in good faith (based upon a recommendation of the Special Committee following consultation by the Special Committee with its outside legal counsel), that the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Company Board to comply with its fiduciary duties to the Company’s stockholders under Delaware Law, or (ii) approving or recommending that the holders of Company Shares approve an Acquisition Proposal that is not withdrawn, if (A) such Acquisition Proposal constitutes a Superior Proposal, (B) neither the Company nor any of its representatives shall have violated any of the provisions of Section 6.1 hereof, and (C) the Company Board concludes in good faith (based upon a recommendation of the Special Committee following consultation by the Special Committee with its outside legal counsel), that, in light of such Superior Proposal, the approval or recommendation of such Acquisition Transaction is required in order for the Company Board to comply with its fiduciary duties to the Company’s stockholders under Delaware Law; provided, however, that prior to taking any action described in the foregoing clauses (i) or (ii) of this Section 6.4, the Company Board shall have given Parent at least two (2) business days notice thereof and the opportunity to meet with the Company Board, the Special Committee and their respective outside legal counsel. Nothing contained in this Section 6.4 shall limit the Company’s obligation to call, fix a record date for, give notice of, convene and hold the Company Stockholders’ Meeting (regardless of whether the recommendation of the Company Board shall have been withheld, withdrawn, amended or modified). Nothing in this Agreement shall prohibit the Company Board (based upon a recommendation of the Special Committee) from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, (ii) complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (iii) making any other disclosure required by applicable law, provided that, in each case, any statement(s) made by the Company Board (based upon a recommendation of the Special Committee or otherwise) pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Article VIII hereof.

6.5    Confidentiality.    Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated June 7, 2002 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

6.6    Access.    At all times during the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the business, including, without limitation, the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.6.

6.7    Public Disclosure.    Parent, Merger Sub and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby, including the Offer and the Merger, or any Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement.

6.8    Commercially Reasonable Efforts.

(a)    General.    Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Offer and the Merger), including, without limitation, using commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VII hereof and on Annex A hereto to be satisfied or fulfilled, (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and taking all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) contesting and defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including the Offer and the Merger), including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent or the Company or any Subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(b)    State Anti-Takeover Statutes.    Without limiting the generality of the foregoing provisions of Section 6.8(a) hereof, in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Offer and the Merger), the Company, at the direction of the Company Board (based upon a recommendation of the Special Committee), shall use all commercially reasonable efforts to ensure that the transactions contemplated by this Agreement (including the Offer and the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

6.9    Notification.

(a)    By the Company.    At all times and from time to time during the period commencing with the execution and deliver of this Agreement and continuing until the Appointment Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(b)    By Parent.    At all times and from time to time during the period commencing with the execution and deliver of this Agreement and continuing until the Appointment Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.10    Third Party Consents.    As soon as practicable following the execution and delivery of this Agreement, each of Parent and the Company shall use commercially reasonable efforts to obtain any and all consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger).

6.11    Company Options; Company ESPP.

(a)    In-the-Money Company Options.    The Company shall take all action necessary to provide that, effective as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any holder of Company Options, each outstanding Company Option, whether or not vested, with an exercise price that is less than or equal to the Merger Consideration (each, an “In-the-Money Company Option”) shall be assumed by Parent. Each In-the-Money Company Option so assumed by Parent shall continue to have, and be subject to, the same terms and conditions of such In-the-Money Company Option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each In-the-Money Company Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such In-the-Money Company Option immediately prior to the Effective Time (not taking into account any restrictions on exercise or vesting), and (y) the quotient obtained by dividing (A) the Merger Consideration by (B) the average of the closing prices of one (1) share of Parent Common Stock, as quoted on the Nasdaq for the five consecutive (5) trading days immediately preceding the Closing Date (the “Exchange Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed the In-the-Money Company Option (not taking into account any restrictions on exercise or vesting) shall be equal to the quotient obtained by dividing (x) the exercise price per share of such In-the-Money Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such In-the-Money Company Options and use commercially efforts to ensure, to the extent required by, and subject to the provisions of, the Company Option Plans and permitted under the Code that any In-the-Money Company Options that qualified as “incentive stock options” as defined in Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 6.11(a). As soon as practicable, but in no case later than twenty (20) calendar days after the Effective Time, Parent shall issue to each person who holds an assumed In-the-Money Company Option a document evidencing the assumption of such Company Option by Parent pursuant to the terms of this Section 6.11(a).

(b)    Out-of-the-Money Company Options.    The Company shall take all action necessary to provide that, effective as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any holder of Company Options, each outstanding Company Option, whether or not vested, with an exercise price that is greater than the Merger Consideration (each, an “Out-of-the-Money Company Option”) shall become fully vested and exercisable, and, to the extent not exercised, shall terminate as of the Effective Time without the receipt of any consideration therefor to the holder of any such Out-of-the-Money Company Option.

(c)    Company ESPP.    The Company shall amend the Company ESPP, as necessary, to provide that prior to the Effective Time, outstanding purchase rights under the Company ESPP shall be exercised in accordance with the terms of the Company ESPP and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive cash in an amount equal to the Merger Consideration. The Company shall terminate the Company ESPP immediately following the aforesaid purchase of shares of the Company Common Stock thereunder.

(d)    Form S-8.    As soon as is reasonably practicable after the Effective Time (and in no event more than fifteen (15) business days thereafter), Parent shall file, if available for use by Parent, a registration statement on Form S-8 to register the shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to the provisions of Section 6.11(a) hereof. Parent shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as any of the assumed Company Options shall remain outstanding.

6.12    Employee Matters.

(a)    Company 401(k) Plans.    The Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”), any and all 401(k) plans maintained by the Company or any of its Subsidiaries unless Parent shall provide notice to the Company that any such 401(k) plan(s) shall not be terminated pursuant to this Section 6.12(a). The Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the 401(k) Termination Date.

(b)    Service Credit.    From and after the Effective Time, Parent shall take commercially reasonable actions to allow employees of the Company who continue their employment with the Company or who become employees of Parent or any Subsidiary of Parent (the “Continuing Employees”) to participate in the benefit programs of Parent to the same extent as similarly situated employees of Parent as soon as practicable after the Effective Time. Without limiting the generality of the foregoing, to the extent permitted under applicable law, each Continuing Employee shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation (other than sabbatical benefits, for which employees of the Company or its Subsidiaries will not receive any such past service credit) in which they participate or in which they become participants for purposes of eligibility, levels of benefits and vesting;

provided, however, that no such credit shall be provided in any circumstance that would result in duplicative benefits. From and after the Effective Time, Parent shall (or shall use commercially reasonable efforts to cause the Company to) (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable, taking into account service with the Company or its Subsidiaries) under any group health plans of Parent or its affiliates to be waived with respect to Continuing Employees and their eligible dependents, and (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limit for expenses incurred prior to the Effective Time for which payment has been made.

(c)    Severance Agreements.    The Company shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by the Company or any of its Subsidiaries, effective in each case as of the day immediately preceding the last day of the initial period of the Offer (not including any subsequent offer period provided by Parent pursuant to Rule 14d-11 of the Exchange Act). The Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of which resolutions shall be subject to review and approval of Parent).

6.13    Directors’ and Officers’ Indemnification.

(a)    Indemnification Agreements; Charter Documents.    From and after the Effective Time, Parent shall (and shall cause the Surviving Corporation to) fulfill and honor in all respects the obligations of the Company under any indemnification Contracts in effect immediately prior to the Effective Time between the Company and its current and former directors and officers (the “Company Indemnified Parties”), and any indemnification provisions set forth in the Company Charter Documents as in effect on the date hereof, in each case to the fullest extent permitted by applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to exculpation and indemnification of directors and officers that are at least as favorable to the Company Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were directors or officers of the Company, unless such modification is required by applicable law. Each of Parent, Merger Sub and the Company acknowledge and hereby agree that each of the Company Indemnified Parties is intended to be a third party beneficiary of the terms of this Section 6.13(a).

(b)    Directors’ and Officers’ Insurance.    For a period of six (6) years following the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof or as of the Effective Time (the “Covered Persons”) in an amount and on terms no less favorable, when taken as a whole, to those applicable to the directors and officers of the Company as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of two hundred percent (200%) of the annual premium currently paid by the Company under its directors’ and officer’s liability insurance policy in effect as of the date hereof, and if the cost for such coverage is in excess of such amount, the Surviving Corporation shall only be required to maintain such coverage as is available for such amount (it being understood and hereby agreed that if Parent or the Surviving Corporation shall elect to satisfy its obligations under this Section 6.13(b) by purchasing a multi-year “tail” or similar policy, the annual premium limitation set forth in this Section 6.13(b) shall be measured by dividing the total premium for such multi-year “tail” or similar policy by the number of years covered thereby and comparing such quotient to two hundred percent (200%) of the annual premium currently paid by the Company under its directors’ and officers’ liability insurance policy in effect as of the date hereof). Each of Parent, Merger Sub and the Company acknowledge and hereby agree that each of the Covered Persons is intended to be a third party beneficiary of the terms of this Section 6.13(b).

(c)    Successors and Assigns.    In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person in a single transaction or a series of related transactions, then, and in each such case, Parent shall either guaranty the indemnification obligations referred to in this Section 6.13 or shall make or cause to be made proper provision so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume the indemnification obligations set forth in this Section 6.13 for the benefit of the Company Indemnified Parties.

6.14    Regulatory Filings.    As soon as may be reasonably practicable following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) as required by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the merger notification or control laws and regulations of any applicable foreign jurisdiction, in each case as the parties may deem necessary and/or appropriate. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that the parties hereto reasonably deem necessary and/or appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company (or any of Parent’s Subsidiaries or affiliates) of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or affiliates (or of the Company or its affiliates), or the imposition of any material limitation (in the reasonable good faith opinion of Parent) on the ability of any of them to conduct their businesses or to own or exercise control of their respective assets, properties and stock.

6.15    Company Exchangeable Preferred Stock.    As soon as practicable following the execution and delivery of his Agreement, all necessary action will be taken as a result of which, effective as of immediately prior to the Appointment Time, no shares of Company Exchangeable Preferred Stock will be issuable or outstanding.

6.16    FIRPTA Certificate.    On or prior to the Closing Date, Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.17    Prohibition on Acquiring Shares.    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Appointment Time, Parent shall not acquire, and shall use commercially reasonable efforts to ensure that none of its affiliates and associates (as such terms are defined in Section 203 of the DGCL) acquire, (i) beneficial ownership of, (ii) the right to acquire pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (iii) the right to vote pursuant to any agreement, arrangement or understanding, any Company Shares.

6.18    Obligations of Merger Sub.    Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1    Conditions.    The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of each of the following conditions:

(a)    Stockholder Approval.    If approval of the Merger by the Company’s stockholders is required by Delaware Law, the Requisite Stockholder Approval shall have been obtained.

(b)    Purchase of Company Shares.    Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for all of the Company Shares validly tendered pursuant to the Offer and not withdrawn.

(c)    No Prohibition.    No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination Prior to Appointment Time.    This Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time, provided that the party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a) hereof) shall give notice of such termination to the other party or parties hereto, as the case may be:

(a)    by mutual written agreement of Parent and the Company; or

(b)    by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer on or before September 21, 2002 (the “Initial Termination Date”); provided, however, that in the event that the condition set forth in clause (i) of the first paragraph of Annex A hereto shall not have been satisfied on or prior to the Initial Termination Date, either Parent or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until December 21, 2002 (the “Extended Termination Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in any of the conditions to the Offer set forth in Annex A hereto having failed to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, and such action or failure to act constitutes a material breach of this Agreement; or

(c)    by the Company, in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or (ii) that any of the representations and warranties of Parent and Merger Sub set forth in the Agreement shall have been inaccurate when made or shall have become inaccurate, in either case so as to prevent Parent and Merger Sub from consummating the Offer in accordance with the terms hereof; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of its commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) until the earlier to occur of (A) the expiration of a fifteen (15) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (B) Parent or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Sub continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if such breach or inaccuracy by Parent or Merger Sub is cured within such fifteen (15) calendar day period); or

(d)    by Parent:

(i)    in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (B) that any representation or warranty of the Company set forth in this Agreement shall have become inaccurate, such that the condition to the Offer set forth in clauses (v)(f) or (v)(g) of Annex A hereto, respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of its commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d)(i) until the earlier to occur of (A) the expiration of a fifteen (15) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (B) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d)(i) if such breach or inaccuracy by the Company is cured within such fifteen (15) calendar day period);

(ii)    in the event that, following the execution and delivery of this Agreement, there shall have occurred a Material Adverse Effect in respect of the Company (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement contributed to the occurrence of such Material Adverse Effect); provided, however, that notwithstanding the foregoing, in the event that the Material Adverse Effect on the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d)(ii) until the earlier to occur of (A) the expiration of a fifteen (15) calendar day period after delivery of written notice from Parent to the Company of such Material Adverse Effect on the Company, or (B) the ceasing by the Company to exercise commercially reasonable efforts to cure such Material Adverse Effect on the Company, provided that the Company continues to exercise commercially reasonable efforts to cure such Material Adverse Effect on the Company (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if such Material Adverse Effect on the Company is cured within such fifteen (15) calendar day period);

(iii)    in the event that a Triggering Event shall have occurred. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (A) the Company Board shall have for any reason withheld or withdrawn, or shall have for any reason amended or modified in a manner adverse to Parent, its recommendation in favor of the Offer or the adoption of this Agreement in accordance with Delaware Law (the “Recommendations”); (B) the Company shall have failed to include the Recommendations in the Schedule 14D-9 or permit the inclusion of the Recommendations in the Offer Documents; (C) the Company shall have breached the provisions of Section 6.1 hereof in any material respect; (D) the Company Board shall have for any reason approved, or recommended that the Company’s stockholders approve, any Acquisition Transaction; (E) the Company shall have entered into a letter of intent or similar Contract (other than a confidentiality agreement contemplated by Section 6.1 hereof) accepting any Acquisition Proposal; or (F) an Acquisition Proposal shall have been made and not withdrawn by a Person unaffiliated with Parent, and within ten (10) business days after notice of such Acquisition Proposal is first published, sent or given to the Company’s stockholders, the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Exchange Act a statement reaffirming the Recommendations and recommending that the Company’ stockholders reject such Acquisition Proposal; or

(iv)    in the event that (A) Phoenix Technologies shall have breached the terms of the Tender and Voting Agreement between Phoenix Technologies and Parent in any material respect, or (B) the Termination and Amendment Agreement shall not be in full force and effect as a result of any action taken by Phoenix Technologies.

8.2    Termination Before or After Appointment Time and Prior to Effective Time.    Notwithstanding the prior adoption of this Agreement by the stockholders of Company in accordance with Delaware Law, this Agreement may be terminated and the Offer and the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company if there shall have been enacted, issued, promulgated or enforced any law, rule or regulation that makes the consummation of the Offer or the Merger illegal, or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining Parent or the Company from consummating the Offer or the Merger, and such judgment, injunction, order or decree shall have become final and nonappealable.

8.3    Notice of Termination; Effect of Termination.    Any proper termination of this Agreement pursuant to Section 8.1 or Section 8.2 hereof shall be effective immediately upon (or if this Agreement is terminated pursuant to Section 8.1(c), Section 8.1(d)(i) or Section 8.2(d)(ii) hereof and the proviso thereof shall apply, fifteen (15) calendar days after) the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1 or Section 8.2 hereof, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (i) as set forth in Section 6.5 hereof, this Section 8.3, and Section 8.4 and Article X hereof, each of which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any intentional or willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.4    Fees and Expenses.

(a)    General.    Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated; provided, however, that notwithstanding the foregoing, Parent and the Company shall share equally (i) all fees and expenses (other than attorneys’ and accountants fees and expenses) incurred in connection with the printing, filing and mailing of the Offer Documents, the Schedule 14D-9, the Proxy Statement (including any preliminary materials relate thereto and the financial statements included therein and exhibits thereto) and any amendments or supplements thereto, and (ii) any filing fees required to be paid under the HSR Act or any foreign antitrust or competition–related filings required to be made in connection with the transaction contemplated hereby (including the Offer and the Merger).

(b)    Company Payments.

(i)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d)(iii) hereof, the Company shall pay to Parent a fee equal to Two Million, Four Hundred and Sixty Thousand Dollars ($2,460,000) (the “Termination Fee Amount”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(ii)    The Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one (1) business day after demand by Parent, in the event that (1) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) hereof, or (B) this Agreement is terminated by Parent pursuant to

Section 8.1(d)(i) hereof, (2) following the execution and delivery of this Agreement and prior to the termination of this Agreement (in the case of any termination referred to in clause (1)(A) above) or prior to the breach or inaccuracy that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (1)(B) above), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, and shall not have been withdrawn, and (3) within nine (9) months following the termination of this Agreement (in the case of any termination referred to in clause (1)(A) above) or within six (6) months following the termination of this Agreement (in the case of any termination referred to in clause (1)(B) above), either an Acquisition Transaction is consummated or the Company enters into a letter of intent or Contract providing for an Acquisition Transaction and such Acquisition Transaction is later consummated.

(c)    Enforcement.    The Company acknowledges and hereby agrees that the provisions of Section 8.4(b) hereof are an integral part of the transactions contemplated by this Agreement (including the Offer and the Merger), and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to Section 8.4(b) hereof, and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses (including, without limitation, its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 8.4(b) hereof at the prime rate Bank of America N.T. and S.A. in effect on the date such payment was required to be made. Payment of the fees described in Section 8.4(b) hereof shall not be in lieu of damages incurred in the event of breach of this Agreement.

8.5    Amendment.    Subject to applicable law and subject to the other provisions of this Agreement (including, without limitation, Section 1.3(c) hereof), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the stockholders of the Company in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such stockholders without such approval.

8.6    Extension; Waiver.    At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

DEFINITIONS; INTERPRETATIONS

9.1    Certain Definitions.    For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)    “Approvals” means any franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

(b)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(c)    “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(d)    “Company Board” means the Board of Directors of the Company.

(e)    “Company Capital Stock” means the Company Common Stock, the Company Preferred Stock and the Company Exchangeable Preferred Stock.

(f)    “Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

(g)    “Company ESPP” means the Company’s 2000 Employee Stock Purchase Plan, as amended.

(h)    “Company Exchangeable Preferred Stock” means the Exchangeable Preferred Stock, par value $0.001 per share, of inSilicon Canada Ltd., a corporation organized and existing under the laws of Canada and an indirect subsidiary of the Company.

(i)    “Company Options” means any options to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.

(j)    “Company Option Plans” means the Company’s 1999 Stock Option Plan and 2000 Stock Plan, each as amended, or any other compensatory option plans or Contracts of the Company, including, without limitation, option plans or Contracts assumed by the Company pursuant to a merger or acquisition.

(k)    “Company Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.

(l)    “Contract” means any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

(m)    “Delaware Law” means the DGCL and any other applicable law of the State of Delaware.

(n)    “DGCL” means the General Corporation Law of the State of Delaware, or any successor statute thereto.

(o)    “DOJ” means the United States Department of Justice, or any successor thereto.

(p)    “DOL” means the United States Department of Labor, or any successor thereto.

(q)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(s)    “FMLA” means the Family Medical Leave Act of 1993, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(t)    “FTC” means the United States Federal Trade Commission, or any successor thereto.

(u)    “GAAP” means generally accepted accounting principles, as applied in the United States.

(v)    “Governmental Entity” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(w)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(x)    “IRS” means the United States Internal Revenue Service, or any successor thereto.

(y)    “knowledge” of the Company with respect to any matter in question means the actual knowledge of any of the executive officers listed in Section 9.1 of the Company Disclosure Schedule, or the knowledge that any of the foregoing persons would be reasonably expected to have after making reasonable inquiry of those persons employed by the Company who would be reasonably expected to have actual knowledge of the matter in question.

(z)    “Legal Requirements” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(aa)    “Liens” means any liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restrictions of any nature (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(bb)    “Material Adverse Effect” means, with respect to any Person, any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following changes or effects, by itself or when aggregated with any one or more of the other such changes or effects, shall be deemed to constitute a Material Adverse Effect and none of the following changes or effects, by itself or when aggregated with any one or more of the other such changes or effects, shall be taken into account when determining whether a Material Adverse Effect has occurred or may occur: (i) any change or effect resulting from changes or developments in general economic conditions, provided that any such changes or developments do not disproportionately affect such Person; (ii) any change or effect resulting from conditions or developments affecting the semiconductor intellectual property industry as a whole, provided that any such changes or developments do not disproportionately affect such Person; or (iii) any change or effect (including, solely for illustrative purposes, delays or cancellations in customer orders, a reduction in sales, disruptions in supplier, distributor or similar relationships, or a loss of employees) if and solely to the extent that such change or effect results from the announcement or pendency of this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement.

(cc)    “Nasdaq” means the Nasdaq National Market, or any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc., or any successor thereto.

(dd)    “Parent Common Stock” means the Common Stock, par value $.01 per share, of Parent.

(ee) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(ff)    “PTO” means the United States Patent and Trademark Office, or any successor thereto.

(gg)    “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

(hh)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ii)    “Special Committee” means the special committee of the Company Board, comprised of E. Thomas Hart and Raymond T. Farnham.

(jj)    “Subsidiary” means, with respect to any Person, any corporation of other legal entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding stock or other equity interests.

(kk)    “Tax” means (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law), and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

9.2    Certain Interpretations.

(a)    Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d)    When reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such Person.

(e)    Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

ARTICLE X

GENERAL PROVISIONS

10.1    Non-Survival of Representations and Warranties.    The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

10.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)    if to Parent or Merger Sub, to:

Synopsys, Inc.
700 East Middlefield Road
Mountain View, California 94043
Attention: General Counsel
Telecopy No.: (650) 584-1184

with copies to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Aaron J. Alter, Esq.
Telecopy No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market
Spear Street Tower, Suite 3300
San Francisco, California 94105
Attention: Steve L. Camahort, Esq.
Telecopy No.: (415) 947-2099

(b)    if to the Company, to:

inSilicon Corporation
411 East Plumeria Drive
San Jose, California 95134
Attention: General Counsel
Telecopy No.: (408) 570-1230

with copies to:

Cooley Godward LLP
5 Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306-2155
Attention: Keith Flaum, Esq.
Telecopy No.: (650) 857-0663

and:

Gray Cary Ware & Friedenrich LLP
400 Hamilton Avenue
Palo Alto, California 94301
Attention: Henry Lesser, Esq.
Telecopy No.: (650) 833-2001

10.3    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4    Entire Agreement.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superceded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (i) the Effective Time and (ii) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

10.5    Third Party Beneficiaries.    Except as set forth in or contemplated by the provisions of Section 6.13 hereof, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

10.6    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.9    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11    WAIVER OF JURY TRIAL.    EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

SYNOPSYS, INC.

By:	/s/ BRAD HENSKE

Name:	Brad Henske

Title:	Chief Financial Officer

FERRITE ACQUISITION CORP.

By:	/s/ BRAD HENSKE

Name:	Brad Henske

Title:	Vice President

INSILICON CORPORATION

By:	/s/ BARRY HOBERMAN

Name:	Barry Hoberman

Title:	President and CEO

***** AGREEMENT AND PLAN OF MERGER *****

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with Section 1.1 of that certain Agreement and Plan of Merger, dated as of July 23, 2002 (the “Agreement”) by and among Synopsys, Inc., a Delaware corporation (“Parent”), Ferrite Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and inSilicon Corporation, a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights of Merger Sub to extend and amend the Offer at any time in its sole discretion (subject to the terms and conditions of the Agreement), Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Company Shares if by the expiration of the Offer (as it may be extended pursuant to Section 1.1(c) of the Agreement) (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, (iii) all necessary action has not been taken so that, effective as of immediately prior to the Appointment Time, no shares of Company Exchangeable Preferred Stock will be issuable or outstanding, (iv) any and all of the agreements listed on Schedule I to this Annex A have not been terminated, effective as of the Appointment Time, or (v) any of the following events shall have occurred and continue to exist:

(a)    there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against Parent, Merger Sub, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on the ownership or operation by Parent (or that of any of its Subsidiaries or affiliates) of all or a material portion of businesses or assets of Parent or the Company, or to compel Parent, Merger Sub or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Parent or the Company and their respective Subsidiaries and affiliates, in each case taken as a whole, (ii) challenging the acquisition by Merger Sub (or Parent on Merger Sub’s behalf) of any Company Shares pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Tender and Voting Agreements (including the voting provisions thereunder), or seeking to obtain from Parent, Merger Sub or the Company any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Merger Sub (or Parent on Merger Sub’s behalf), or render Merger Sub (or Parent on Merger Sub’s behalf) unable, to accept for payment, pay for or purchase some or all of the Company Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Parent or Merger Sub effectively to exercise full rights of ownership of the Company Shares, including, without limitation, the right, to vote the Company Shares purchased by it on all matters properly presented to the Company’s stockholders, or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company;

(b)    there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result in any of the consequences referred to in clauses (i) through (v), inclusive, of the immediately preceding paragraph (v)(a) of this Annex A;

(c)    (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq, for a period in excess of twenty four (24) hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)    any Material Adverse Effect in respect of the Company occurring after the execution and delivery of the Agreement (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement contributed to the occurrence of such Material Adverse Effect);

(e)    any Triggering Event;

(f)    any of the representations and warranties of the Company set forth in the Agreement (i) shall not have been true and correct in all respects as of the date of the Agreement, and (ii) shall not be true and correct in all respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct as has not had and would not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Sections 3.3 (other than the final sentence of Section 3.3(a) of the Agreement, to which such Material Adverse Effect qualifier shall apply), 1.2(a), 3.4, 3.16, and 3.22 of the Agreement (collectively, the “Special Representations”), each of which individually shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the expiration date of the Offer, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the Material Adverse Effect and materiality qualifications and limitations set forth in the preceding clause (A)) as of such particular date); and provided further that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this clause (v)(f), (1) all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties (other than the representations and warranties set forth in Section 3.17(h) of the Agreement) shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in Section 3.9(i) of the Agreement shall not be disregarded pursuant to the terms of this proviso), and (2) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded;

(g)    the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it prior to the Appointment Time under this Agreement; or

(h)    the Agreement shall have been terminated in accordance with its terms;

and which in any such case, and regardless of the circumstances (including any action or inaction by Parent or Merger Sub) giving rise to such condition, makes it inadvisable, in the good faith judgment of Parent or Merger Sub (or in the reasonable and good faith judgment of Parent and Merger Sub in the case of the condition set forth in clause (v)(c) of this Annex A), to proceed with the Offer and/or with such acceptance for payment of or payment for Company Shares.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

* * * * *

SCHEDULE I
TO
ANNEX A

Technology Distributor Agreement, dated as of November 30, 1999, by and between inSilicon Corporation and Phoenix Technologies Ltd.